CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 38 to Registration Statement No. 033-69804 on Form N-1A of our report dated May 20, 2013, relating to the financial statements and financial highlights of Nicholas Equity Income Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2013, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Disclosure of Portfolio Holdings,” “Shareholder Reports,” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
July 29, 2013